1

                                                                     EXHIBIT 12
                            PRO-FAC COOPERATIVE, INC.


(Dollars in Thousands)

                                                                                              Fiscal Year Ended
                                                                         June 26,     June 25,     June 24,     June 29,   June 28,
                                                                         1993           1994         1995         1996       1997

Computation Of Ratio Of Earnings To Fixed Charges and
   Preferred Dividends

Income/(loss) before taxes, dividends and allocation of net proceeds
   from current operations                                               $(17,498)     $23,698      $22,525    $ (9,531)    $12,697
Deduct - Equity in undistributed earnings of CoBank                        (1,486)      (1,541)      (1,288)     (1,532)     (1,143)
                                                                         --------      -------      -------    --------     -------
                                                                          (18,984)      22,157       21,237     (11,063)     11,554
                                                                         --------      -------      -------    --------     -------
Fixed charges:
   Interest expense                                                        13,753       11,587       29,035      41,998      36,473
   Rentals (A)                                                                  0            0          800       1,420       1,457
                                                                         --------      -------      -------    --------     -------
   Total fixed charges                                                     13,753       11,587       29,835      43,418      37,930
                                                                         --------      -------      -------    --------     -------

Adjusted earning/(loss) before fixed charges                             $ (5,231)     $33,744      $51,072    $ 32,355     $49,484
                                                                         ========      =======      =======    ========     =======

Preferred dividends                                                      $  3,893      $ 3,717      $ 4,348    $  8,523     $ 5,503
Add - Adjustment to reflect preferred dividends on a pretax basis1              0            0            0       4,391       2,835
                                                                         --------      -------      -------    --------     -------
Preferred dividends on a pretax basis                                       3,893        3,717        4,348      12,914       8,338
Fixed charges                                                              13,753       11,587       29,835      43,418      37,930
                                                                         --------      -------      -------    --------     -------
         Total                                                           $ 17,646      $15,304      $34,183    $ 56,332     $46,268
                                                                         ========      =======      =======    ========     =======
Ratio of earnings to fixed charges and preferred dividends                     (B)       2.2:1        1.5:1          (B)      1.1:1
                                                                         ========      =======      =======    =========    =======

Computation of Pro Forma Ratio of Earnings to
   Fixed Charges and Preferred Dividends

Adjusted earnings/(loss) before fixed charges, as above                  $ (5,231)     $33,744     $ 51,072    $ 32,355     $49,484
                                                                         ========      =======     ========    ========     =======
Total fixed charges and pretax basis preferred dividends, as above       $ 17,646      $15,304     $ 34,183    $ 56,332     $46,268
                                                                         --------      -------     --------    --------     -------
Proforma  preferred   dividends  assuming  all  "Retains"  were
   converted into preferred stock (retained earnings allocated to members times the maximum dividend rate permitted by law
       of 12 percent)                                                       4,391        4,218        5,325       4,422       4,070
Add - Adjustments to reflect preferred dividends on a pretax basis1             0            0            0       2,278       2,097
                                                                         --------      -------     --------    --------     -------
                                                                            4,391        4,218        5,325       6,700       6,167
                                                                         --------      -------     --------    --------     -------
Pro forma total fixed charges and pretax basis preferred dividends       $ 22,037      $19,522     $ 39,508    $ 63,032     $52,435
                                                                         ========      =======     ========    ========     =======
Pro forma ratio of earnings to fixed charges and preferred dividends          (C)        1.7:1         1.3:1         (C)         (C)
                                                                         =======       =======     =========   ========     =======

(A) Rentals deemed representative of the interest factor included in rent expense.

(B) In fiscal years ended June 26, 1993 and June 29, 1996, the earnings were inadequate by $22,877 and $23,977, respectively, to cover fixed charges and pretax-basis preferred dividends.

(C) In fiscal years ended June 26, 1993, June 29, 1996, and June 28, 1997, the earnings were inadequate by $27,268, $30,677, and $2,951, respectively, to cover the amount of fixed charges and pretax-basis preferred dividends which would have been declared and paid if all retained earnings allocated to members' retains at the end of each fiscal periods had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.

1 As a tax-exempt Cooperative until the acquisition of Curtice Burns, cash dividends paid were an allowable deduction for computation of taxable income.

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